Exhibit 99.1

SUPERIOR	Investor Relations Line:
(818) 902-2701 www.supind.com

Contacts:
Superior Industries
Kerry Shiba
(818) 781-4973
NEWS RELEASE
PondelWilkinson Inc.
Robert Jaffe / Roger Pondel
(310) 279-5980
Investor@pondel.com

Superior Industries Reports Financial Results
For 2012 Third Quarter

VAN NUYS, CALIFORNIA - November 1, 2012 -- Superior Industries International, Inc. (NYSE:SUP) today reported net income of $15.1 million, or $0.55 per diluted share, for the third quarter of 2012. This compares with net income of $4.2 million, or $0.16 per diluted share, for the third quarter of 2011. The increase in net income for the 2012 third quarter primarily reflected tax benefits.

For the 2012 third quarter, consolidated net sales decreased 6 percent to $193.9 million from $207.1 million in the comparable period a year ago. Unit shipments increased 2 percent to 2.95 million from 2.90 million in last year's third quarter. Gross profit was $15.0 million, or 8 percent of net sales, compared with $12.6 million, or 6 percent of net sales, for the 2011 third quarter. The gross profit increase reflected a $3.5 million non-cash benefit resulting from resolution of a foreign consumption tax issue.

The average unit selling price decreased 8 percent in the third quarter of 2012 compared to the prior year, primarily due to a decline in average aluminum price, which is generally passed through to customers.

“While unit volume was up slightly year-over-year, as expected, we experienced some decline from the second quarter. This allowed us to perform much needed maintenance at most of our plants. I remain very pleased with the performance of our plants in Mexico; addressing the challenges we face with our U.S. manufacturing facilities will take some time,” said Steven J. Borick, Chairman, Chief Executive Officer and President. “While our total capital spending for the year is only modestly higher than in 2011, we have recently begun accelerating the pace of investment to improve our U.S. plants, which remain critical to meeting the needs of our customers.”

Selling, general and administrative expenses for the 2012 third quarter were $6.0 million, or 3 percent of net sales, compared with $6.6 million, or 3 percent of net sales, for the third quarter of 2011.

Consolidated income from operations increased $3.1 million in the 2012 third quarter to $9.1 million, or 5 percent of net sales, from $6.0 million, or 3 percent of net sales, in the comparable period last year.

The company recorded an income tax benefit of $5.2 million compared to an income tax provision of $900,000, or 17 percent of pretax income, for the same period in 2011. The current year benefit reflects the reversal of a liability for uncertain tax positions due to the settlement of a 2004 Mexican income tax audit.

At September 30, 2012, working capital was $346.0 million, including cash, cash equivalents and short-term investments of $219.9 million. At December 31, 2011, working capital was $335.7 million, including cash, cash equivalents and short-term investments of $192.9 million. Superior has no bank or other interest bearing debt.

Year-to-Date Results

Consolidated net sales for the first nine months of 2012 increased 1 percent to $611.4 million from $605.3 million for the comparable period a year ago. Unit shipments increased 9 percent. The average selling price of wheels for the 2012 year-to-date period decreased approximately 7 percent, primarily due to a lower pass-through price of aluminum, as well as the effect of a weaker Mexican peso.

Consolidated gross profit for the first nine months of 2012 decreased to $47.8 million, or 8 percent of net sales, from $49.0 million, or 8 percent of net sales, for the comparable period a year ago. Although unit shipments in the first three quarters of 2012 increased 9 percent compared with the first three quarters last year, higher manufacturing costs, especially in the U.S. plants combined with unfavorable changes in product mix and foreign exchange rates, have resulted in lower gross margins for the first three quarters of 2012 compared with the 2011 period. Current year gross profit includes the $3.5 million benefit from resolution of a foreign consumption tax issue as noted previously.

Selling, general and administrative expenses were $20.3 million, or 3 percent of net sales, for the first nine months of 2012, compared with $19.7 million, or 3 percent of net sales, for the corresponding period in 2011.

Consolidated income from operations amounted to $27.5 million, or 4 percent of net sales, compared with $29.0 million, or 5 percent of net sales, for the same period of 2011.

The year-to-date 2012 income tax provision was $1.0 million, compared with $3.0 million for the same period of 2011. The lower income tax rate in the current year largely reflects the reversal of a liability due to the settlement of a 2004 Mexican income tax audit, as noted above.

Conference Call

Superior will host a conference call beginning at 10 a.m. PT (1 p.m. ET) on Thursday, November 1, 2012 that will be broadcast on the company's website, www.supind.com. Interested parties are invited to listen to the webcast. In addition, a PowerPoint presentation will be posted on the company's website and referred to during the conference call. The webcast replay will be available at the same Internet address approximately one hour after the conclusion of the conference call and will be archived for approximately one year.

During the conference call, the company's management plans to review operating results and discuss other financial and operating matters. In addition, management may disclose material information in response to questions posed by participants during the call.

About Superior Industries
Superior is the largest manufacturer of aluminum wheels for passenger cars and light-duty vehicles in North America. From its five plants in both the U.S. and Mexico, the company supplies aluminum wheels to the original equipment market. Major customers include Ford, General Motors, Chrysler, BMW, Mitsubishi, Nissan, Subaru, Toyota and Volkswagen. For more information, visit www.supind.com. .

Forward-Looking Statements

This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, which include, but are not limited to, improving performance in U.S. plants, are based on current expectations, estimates and projections about the company's business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors and risks discussed from time to time in the company's Securities and Exchange Commission filings and reports, including the company's

Annual Report on Form 10-K for 2011. These factors and risks relate to items including, but not limited to, general automotive industry and market conditions and growth rates, as well as general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

(Financial Tables Below)

SUPERIOR INDUSTRIES INTERNATIONAL, INC.
Condensed Consolidated Income Statements (Unaudited)
(Dollars in Thousands, Except Per Share Amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Net Sales	$193,926	$207,057	$611,436	$605,325

Cost of Sales	178,906	194,482	563,592	556,326
Gross Profit	15,020	12,575	47,844	48,999

Selling and Administrative Expenses	5,960	6,607	20,335	19,653
Impairment of Long-Lived Assets and Other Charges	—	—	—	340
Income From Operations	9,060	5,968	27,509	29,006

Interest Income, net	357	247	873	896
Other Income (Expense), net	465	(1,091)	803	34
Income Before Income Taxes	9,882	5,124	29,185	29,936

Income Tax (Provision) Benefit	5,174	(896)	(981)	(2,954)
Net Income	$15,056	$4,228	$28,204	$26,982

Income Per Share:
Basic	$0.55	$0.16	$1.04	$1.00
Diluted	$0.55	$0.16	$1.03	$0.99

Weighted Average and Equivalent Shares Outstanding for Income Per Share:

Basic	27,234,000	27,156,000	27,205,000	27,022,000
Diluted	27,321,000	27,277,000	27,313,000	27,379,000

SUPERIOR INDUSTRIES INTERNATIONAL, INC.
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in Thousands)

	September 30,	December 31,
	2012	2011
Current Assets	$425,604	$404,283
Property, Plant and Equipment, net	147,097	145,747
Investments and Other Assets	32,803	43,201
	$605,504	$593,231

Current Liabilities	$79,558	$68,550
Long-Term Liabilities	42,950	64,166
Shareholders' Equity	482,996	460,515
	$605,504	$593,231